UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

CARDINAL ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Indiana	333-131749	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 OMCO Square, Suite 201, Winchester, IN	47394
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 584-2209

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Risk Management Agreement for Grain Procurement and Byproduct Marketing

On July 16, 2007, Cardinal Ethanol, LLC (“we”) entered into a Risk Management Agreement with John Stewart & Associates (“JS&A”) under which JS&A agreed to provide risk management and related services pertaining to grain hedging, grain pricing information, aid in purchase of grain, and assistance in risk management as it pertains to ethanol and our byproducts. In exchange for JS&A’s risk management services, we agreed to pay JS&A a fee of $2,500 per month provided that the monthly fee will not begin to accrue more than 90 days prior to start up of the ethanol plant and no fees will be due and owing to JS&A until the plant is operational. The term of the Agreement is for one year and will continue on a month to month basis thereafter. The Agreement may be terminated by either party at any time upon written notice.

Railroad Construction Contract

On July 16, 2007, we entered into a Railroad Construction Contract with Amtrac of Ohio, Inc. (“Amtrac”) under which Amtrac agreed to provide all the labor, materials, tools, equipment, supervision and services necessary to construct our railroad in exchange for a total price of approximately $3,955,709. Pursuant to the contract, Amtrac agreed to commence work on the railroad on or after July 23, 2007 with final completion of the work to occur no later than May 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: July 19, 2007

/s/ Troy Prescott
Troy Prescott, Chairman